EXHIBIT 10.1

Amended Summary of Salary and Bonus for

Named Executive Officers*

Named Executive Officer	FY06 Base Salary	FY05 Bonus
George Borst	$430,000	$370,000
Tadashi Nagashino	**	$94,423
David Pelliccioni	$328,747	$230,000
John Stillo	$337,018	$205,000
Thomas Kiel	$249,606	$100,000

*All of the named executive officers are at-will employees without written employment contracts.

**A portion of Mr. Nagashino’s base salary is paid in U.S. Dollars and a portion in Japanese Yen. For this and other reasons, the actual amount of Mr. Nagashino’s base salary for FY06 cannot be determined. However, Mr. Nagashino’s base salary is expected to be between $185,000 and $235,000 for FY06.